Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this 27th day of November, 2013 by and between CohBar, Inc. (the “Company”) and Jeff Biunno (“You”) in order to provide the general terms of your employment with the Company:

1.	Employment. The Company is pleased that you will be serving in the role of Chief Financial Officer of the Company. You shall initially report to the Chief Executive Officer. As Chief Financial Officer you shall be primarily responsible for the Company’s finance and accounting function and shall perform the duties attendant to such position or as accorded to you by the Chief Executive Officer of the Company. Your employment shall be deemed effective as of October 31, 2013.

The Company recognizes that you will be performing your job duties primarily from your home. Given this arrangement, you agree to maintain safe conditions in your home office and to practice the same safety habits in your home office as though you work at the Company’s office. All job-related safety incidents or injuries must be promptly reported to the Company. In addition, you will be required to have equipment and software that meets any security standards set by the Company from time to time. The parties agree that the cost and expense of all equipment and software and any updates thereto shall be borne by the Company.

You also agree to abide by any employment guidelines or policies adopted by the Company and provided to you in writing from time to time, including those in any Company handbook as adopted or updated from time to time, recognizing that these policies may be amended and/or new ones implemented.

2.	Term/Termination

Your employment with the Company is “at-will.” Accordingly, both you and the Company remain free at all times to terminate the employment relationship, with or without cause, immediately upon written notice to the other party. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below) prior to the completion of your first six (6) months of service with the Company, the Company will continue to pay your base salary through April 30, 2014 (“Salary Continuation”).

In addition, if you are terminated by the Company without Cause then, in addition to any Salary Continuation and in lieu of any further salary, bonus, benefits or other payments for periods subsequent to the date of notice of termination (the “Termination Date”), the Company shall pay you severance (“Severance”) in an aggregate gross amount equal to 50% of your then current annual base salary. Severance shall be payable at regular intervals in accordance with the Company’s normal payroll processes over a period of six (6) months from the Termination Date (the “Severance Period”) and shall be subject to normal payroll deductions and withholding.

Any material breach of this Agreement or the attached Proprietary Information and Inventions Assignment Agreement (see Paragraph 9) shall immediately relieve the

Employment Agreemnent	Page 1

Company from its obligation to pay Severance and/or Salary Continuation and entitle it to recover in full any amounts paid under this Section 2. You further recognize and agree that as a precondition to obtaining Severance and/or Salary Continuation, you must sign a Separation Agreement in a form substantially similar to the form of Separation Agreement attached as Exhibit A hereto that, among other things, releases any claims you may have against the Company. Failure to sign the Separation Agreement will relieve the Company of any obligation to pay Severance or Salary Continuation and entitle it to recover any such amounts already paid.

For purposes hereof, “Cause” means (i) any indictment or conviction for any crime or offense that in the Company’s judgment makes you unfit for continued employment, prevents you from performing your duties or other obligations or adversely affects the reputation of the Company; (ii) dishonesty or fraudulent conduct by you against the Company; (iii) willful violation of a key Company policy or this Agreement (including, but not limited to, acts of harassment, discrimination, or violence; use of unlawful drugs or drunkenness during normal work hours); (iv) dereliction of duty (e.g., failure to perform duties after warning and reasonable opportunity to correct); (v) competing with the Company, diversion of any corporate opportunity or other similar conflict of interest or self-dealing incurring to your direct or indirect benefit; (vi) intentional or negligent conduct that results in significant injury to the Company or its affiliates; or (vii) your death or disability (i.e., your inability to perform the essential job functions of the position with or without a reasonable accommodation).

3.	Exclusive Services. You agree to (a) devote your full and entire professional time, attention, and energies to your position with the Company, (b) use your best efforts to promote the interests of Company, (c) perform faithfully, loyally, and efficiently your responsibilities and duties, and (d) refrain from any endeavor outside of your employment which interferes with your ability to perform your obligations or violates your covenants.

4.	Base Salary. For all services performed by you pursuant to this Agreement, you shall initially be paid a salary of $200,000.00 per year (“Base Salary”), which shall be reviewed annually. The Base Salary shall be earned and payable in installments in accordance with the Company’s then existing payroll policies, and be subject to the normal and/or authorized deductions and withholdings as are required by law. You understand that your Base Salary is the only pay that you will receive from the Company and that neither your employment related benefits, bonuses, nor your stock options are part of your pay.

5.	Stock Options. Pursuant to the Company’s current 2011 Equity Incentive Plan (the “Plan”), the Company shall recommend that you receive options (“Options”) to purchase shares of the Company’s common stock. The terms of any option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). You acknowledge that any stock options granted do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of the Company shall have sole discretion regarding the grant of options, exercise price of options, the vesting schedule and all other terms and conditions of the option grant. However, vesting of your options will commence on the first day of your employment, and will accelerate upon a change of control (as defined in the Option Agreement).

Employment Agreemnent	Page 2

6.	Bonus. You may also be eligible for a yearly bonus of up to $50,000. Whether you receive a bonus shall depend on personal and/or Company performance criteria established by the Company’s Board of Directors in its discretion. Decisions on the grant of bonuses, the criteria under which the bonus shall be awarded, the achievement of such criteria, the amount of any bonus earned, and the timing of the bonus payment are solely within the discretion of the Company’s Board of Directors. Any bonus payment made to you will be subject to the normal and/or authorized deductions and withholdings.

7.	Benefits. Upon satisfaction of eligibility criteria, you shall be eligible to receive any employee benefits generally provided to Company employees. These benefits currently include health, dental, and vision coverage, subject to an out-of-pocket contribution by you of 20% of the insurance premiums. Benefits plans offered by the Company may be amended or discontinued by the Company at any time upon advance notice to you.

8.	Reimbursement of Expenses. Upon presentation of appropriate documentation, you will be reimbursed for expenses incurred as a result of normal business activities in accordance with the then-existing policies.

9.	Confidentiality/Assignments of Rights. You will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. You agree to enter into a Proprietary Information and Inventions Assignment Agreement with the Company concurrent with your execution of this Agreement. The Proprietary Information and Inventions Assignment Agreement is attached as Exhibit B.

10.	Disclosure of Prior Restrictions. The Company is not employing you to obtain any information that is the property of any previous employers or any other person or entity. You represent and warrant that you are not currently subject to any restriction that would prevent or limit you from carrying out your duties for the Company. You also agree not to take any action on behalf of the Company that would violate a prior restriction or agreement and to notify the Company immediately if any such restriction arises.

11.	Return of Company Property. You understand and agree that all equipment, records, files, manuals, forms, data, materials, supplies, computer programs, tangible property, assets and all other information or materials furnished by the Company, or generated or obtained during the course of your employment shall remain the property of the Company (collectively “Company Property”). You agree to return to the Company all Company Property immediately following the Termination Date, or promptly upon the Company’s request.

12.	Severability/Court Enforcement. If any clause or provision in this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, that clause or provision shall be void and the remainder of this Agreement shall remain in full force and effect.

13.	Entire Agreement. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the entire agreement between the parties and supersede all prior representations and understandings between the parties. The Agreement and the Proprietary Information and Inventions Assignment Agreement may not be modified in any way except upon the written amendment of this Agreement executed by the Company’s Chief Executive Officer.

Employment Agreemnent	Page 3

14.	Assignment/Binding Effect. You acknowledge that the services to be performed by you pursuant to this Agreement are unique and personal. You may not assign any of your rights or delegate any of your duties or obligations under this Agreement without the prior written consent of the Company. The Company, however, may assign its rights and obligations. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective legal representatives, successors and permitted assigns.

15.	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless it is in writing.

16.	Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of California without regard to rules governing conflicts of law. For all disputes under this Agreement or related to your employment, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the local state or federal courts in Los Angeles County, California. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement or related to your employment.

17.	Attorney Fees. In the event that a dispute arises regarding this Agreement, the prevailing party will be entitled to recover all costs, including attorneys’ fees and expenses, at all levels of proceeding.

18.	Amendments. No provision of this Agreement may be modified, altered or amended except by written agreement executed by the Company and you.

19.	Headings. The various headings set forth in this Agreement are inserted for reference purposes only and shall in no way effect the meaning or intent of any provision hereof.

20.	Counterparts. This Agreement may be signed in counterparts each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

You acknowledge that you have read this Agreement and that you have had an opportunity to consult with an attorney. You accept and sign this Agreement of your own free act and in full and complete understanding of its present and future legal effect.

[SIGNATURES ON FOLLOWING PAGE]

Employment Agreemnent	Page 4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CohBar, Inc.

By:	/s/ Jon Stern
Jon Stern
Chief Executive Officer

Jeff Biunno:

/s/ Jeff Biunno
Social Security No.: (Provided Separately)

Employment Agreemnent	Page 5

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Separation Agreement”) is entered into this                     day of                     , 20    by and between CohBar, Inc. (the “Company”) and Jeff Biunno (“You”) in order to provide the terms of your separation from the Company, and to resolve all issues that you might have in connection with your employment and separation from the Company.

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. Separation. The parties agree that your separation from the Company is in the mutual benefit of both parties. Your employment with the Company will cease on                     , 20    (the “Separation Date”). All of your wages and benefits (except as otherwise provided in this Separation Agreement) will cease as of the Separation Date.

2. Consideration and Severance. The purpose of this Separation Agreement is to resolve all potential disputes you may have with the Company. You, therefore, confirm and agree that other than the payments below, no other payments are due to you. All payments described below shall be subject to usual tax and other withholdings and deductions.

As consideration for your promises under this Separation Agreement:

a. Wages. On the Company’s next regular payroll date after the Separation Date, the Company will pay you your wages, less regular withholdings, earned through the Separation Date.

b. Severance. Severance will only be provided if you are terminated without Cause (as defined in your Executive Employment Agreement). If you are eligible for severance, then ten business days following your signature on this Agreement, as long as you have not revoked this Agreement (see Paragraph 4), the Company will provide you with the severance payments discussed in Paragraph 2 of your Executive Employment Agreement.

You acknowledge and agree that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by you pursuant to this Agreement. You agree to pay federal, state, and local taxes, if any, that are required by law to be paid by you with respect to this Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise. You further agree to indemnify the Company for any claims, demands, deficiencies, assessments or recoveries by any governmental entity for any amounts claimed due on account of this Agreement or pursuant to claims made under any tax laws, including any incidental costs, expenses, or damages sustained by the Company. You further certify that you are not subject to backup withholding.

Separation Agreement	Exhibit A

3. Insurance Benefits. All your benefits will cease as of the Separation Date, except that you may be eligible to continue insurance coverage on a fully or partially self-paid basis under COBRA.

4. Waiver and Release of Claims.

In return for the benefits conferred by this Separation Agreement, which you acknowledge exceed the amounts which you would otherwise be entitled to receive, you, on behalf of yourself and your marital community, and your heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit and hold harmless the Company, including any of the Company’s past or present parents, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Company are collectively referred to as “Associated Persons”), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature that arise at any time prior to the date you sign this Agreement (collectively “Claims”). This release includes all Claims whether they are now known to you or are later discovered by you, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims which in any manner or fashion arise from or relate to your employment with us, any contractual agreements between you and us, or your separation from employment with us, including without limitation any claims for damages, equitable relief, attorney fees or costs. This release specifically includes, but is not limited to, all Claims arising from or relating to your employment with the Company or your provision of services to the Company or the termination of such employment or services. You do not waive or release any claims or rights that may arise after the date you sign this Agreement, nor does this waiver and release preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement.

This release includes, but is not limited to, any Claims that you might have for reinstatement, reemployment, or for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, commissions, fees, payments, incentive payments, sick leave pay-out, extended illness bank pay-out, severance pay, expenses, salary, unvested stock options, vacation pay, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that you might have under any federal, state and/or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington’s Law Against Discrimination, Chapter 49.60 RCW, and

Separation Agreement	Exhibit A

Washington’s Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that you may have as a result of filing any complaint, charge or other action before any administrative agency.

You have read and intend to waive Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN [HIS] FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY [HIM] MUST HAVE MATERIALLY AFFECTED [HIS] SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives you the right not to release existing claims of which you are not aware or do not know or suspect unless you voluntarily choose to waive this right. Having been so apprised, you nevertheless hereby voluntarily elect to and do waive all rights and benefits described in Section 1542 and all similar provisions of law of other jurisdictions to the full extent that you might lawfully waive each and all such rights and benefits pertaining to the subject matter released herein and elect to assume all risks for claims that now do or may exist in your favor, whether known or unknown, suspected or unsuspected. In connection with such waiver and relinquishment, you hereby acknowledge that you are aware that you may hereafter discover facts in addition to or different from those you now know or believe to be true with respect to the subject matter of this Agreement, that it is your intention hereby fully, finally and forever to settle and resolve matters released herein, disputes, differences, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed and that in furtherance of such intention, your release as given herein shall be and remain in effect as a full and complete general release notwithstanding the discovery of the existence of any such additional or different facts.

YOU ACKNOWLEDGE AND AGREE THAT THROUGH THIS RELEASE YOU ARE GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT YOU MAY HAVE AGAINST THE COMPANY AND ASSOCIATED PERSONS ARISING PRIOR TO THE DATE YOU SIGN THE AGREEMENT.

ADEA Waiver. You acknowledge that your waiver and release hereunder of any rights you may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act, is knowing and voluntary. You certify that you have read and understand the provisions of this release of claims. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date this Separation Agreement is executed. You acknowledge that the severance benefits provided in this Separation Agreement are specifically linked to your ADEA claim release and that you would not receive the same benefits absent your agreement to provide such a release. You acknowledge that you have been advised by this writing, as required by the Older Workers Benefit Protection Act, that (a) you should consult with an attorney prior to executing this Separation Agreement; (b) you have twenty-one (21) days to consider this Separation Agreement (although you may, by your own choice, execute this Separation Agreement earlier); (c) you have seven (7) days following the execution of this Separation Agreement by you to revoke the Separation Agreement; and (d) this Separation Agreement shall not be effective until the date upon which this revocation period has expired. If you wish to revoke the Separation Agreement, you must send written notice of your revocation to the attention of                     , to be received within seven (7) days following your signature on this Separation Agreement.

Separation Agreement	Exhibit A

The only Claims excluded from this release are claims relating to breach or enforceability of this Separation Agreement and your right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, you understand and agree that you are expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency claim. This waiver and release is effective to the full extent the law permits you to release your individual claims. It does not affect reimbursement rights you may currently possess under any health insurance coverage or accrued rights you may have under any retirement plan after termination.

5. No Claims. You agree to inform us if you have filed any released Claims against the Company, including any Associated Person, except you are not required to inform us of the filing of any claims that are explicitly excluded from paragraph 4. You further agree that you will not file any Claims that have been released under paragraph 4.

6. Non-Admission of Liability. This Separation Agreement is not an admission by either party of any liability or of any violation by the Company or Associated Persons of any law.

7. Return of Property. You will return to the Company all of its property in your possession or control by the Separation Date. You also warrant that you have provided the Company with copies of all contracts, agreements, obligations or promises into which you have entered as the Company’s representative.

8. Nondisparagement. The Company is entering into this Separation Agreement, in part, to ensure an amicable relationship with you. You, therefore, agree not to make negative or disparaging comments, publicly or privately, concerning the Company, its products or services, or Associated Persons.

9. Confidentiality. Since the Company does not provide severance to all employees, you agree to keep the terms and conditions of this Separation Agreement, including any payments made hereunder, strictly confidential. You further agree not to disclose such terms or conditions in any manner whatsoever, unless required by law; provided that you may share the provisions with your immediate family, attorneys, health care providers, and tax and financial advisors. In such cases you shall take reasonable precaution to ensure that such information will be protected within the letter and spirit of this Separation Agreement. You agree to instruct any person with whom you share the information pursuant to this Paragraph to likewise keep confidential the terms of this Separation Agreement.

You are also reminded that the Proprietary Information and Inventions Assignment Agreement signed by you on                     , 2013 remains in effect after your employment with the Company ends.

10. Entire Agreement. This Separation Agreement, your Executive Employment Agreement, and the Proprietary Information and Inventions Assignment Agreement express the full and complete agreement between the parties regarding the separation of your employment from the Company. The terms of this Separation Agreement are contractual and not a mere recital of promises. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this document. Any modification of this Separation Agreement shall not be effective unless it is in writing and signed by all parties to this Separation Agreement.

Separation Agreement	Exhibit A

11. Waiver. No waiver of any provision of this Separation Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12. Binding Effect. All rights, remedies and liabilities given to or imposed upon the parties by this Separation Agreement shall extend to, inure to the benefit of and bind the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

13. Severability. In the event any provision or portion of this Separation Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Separation Agreement shall remain in full force.

14. Enforcement. In the event there is a breach of this Separation Agreement or non-compliance with a term contained herein by either party, the non-defaulting or substantially prevailing party shall be entitled to recovery of any reasonable costs, including attorneys’ fees and expenses, incurred in enforcing this Separation Agreement.

15. Governing Law and Venue. This Separation Agreement shall be governed in accordance with the laws of the State of California, without regard to its conflict of law principles. Any suit in connection with this Separation Agreement shall be brought and maintained in the federal or state courts in Los Angeles County, California. The parties irrevocably submit to the jurisdiction of such courts for the purpose of such suit and irrevocably waive, to the fullest extent permitted by law, any objection it may have to the venue and any claim that the forum is inconvenient.

16. Voluntary Agreement. The Company encourages you to discuss this Agreement with financial and legal counsel of your choice. You acknowledge that you have had an opportunity to do so and have read the entire Agreement. You further acknowledge that you are voluntarily executing this Separation Agreement with the full and complete understanding of the terms of this Separation Agreement and its present and future legal effect, without any undue pressure or coercion from the Company.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth above.

JEFF BIUNNO	COHBAR, INC.

By:
SSN:	Title:
Date:	Date:

Separation Agreement	Exhibit A

Exhibit B

COHBAR, INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by COHBAR, INC. or any of its current or future subsidiaries, parents, affiliates, successors or assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Assignment Agreement (the “Agreement”) and agree as follows effective as of the first day of my employment:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during and after my employment, I will hold in strict confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company or the Board of Directors of the Company (the “Board”) or as may be required by law. I will obtain the CEO’s or the Board’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, whether having existed, now existing, or to be developed during my employment; including, without limitation, (a) trade secrets, inventions, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, concepts, information, materials, formulae, other copyrightable works, any other proprietary technology and all Proprietary Rights (as defined below) in any of the items listed above; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.

1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential or proprietary knowledge, data, or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with my work for the Company or unless expressly authorized by an officer of the Company in writing or as may be required by law.

1.4 Term of Nondisclosure Restrictions. I understand that, except as explicitly provided in this Section 1, Proprietary Information and Third Party Information is never to be used or disclosed by me. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees

11.

that the three (3) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law. Notwithstanding the foregoing, “Proprietary Information” shall not include (i) information in my possession which is not or was not acquired or obtained from a source that was bound by confidentiality obligations with respect to such information, or (ii) information which is or becomes generally available to the public other than as a result of a disclosure by me, or (iii) information which I can demonstrate was independently developed by me without use or reference to the Proprietary Information.

1.5 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by the Company I will not improperly make use of or disclose any confidential information or trade secrets, if any, of any former employer or other third party, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or other third party in violation of any lawful agreements with such former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any trade secrets, inventions, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, concepts, information, materials, formulae, other copyrightable works, any other proprietary technology and all Proprietary Rights in any of the items listed above. The term “Proprietary Rights” means all trade secrets, copyrights, trademarks, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others,

conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I represent and warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent.

2.3 Assignment of Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to Subsection 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Subsection 2.6, and except for Inventions that I have set forth on Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Any assignment of Inventions (and all Proprietary Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Proprietary Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (a) relate to the Company’s actual or anticipated business, research or development, or (b) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company

12.

fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I hereby agree that any disclosures pursuant to this Subsection 2.5 shall constitute “Proprietary Information” hereunder and will hold such information in confidence in accordance with the provisions of Section 1 hereof.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, if and when directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. During and after the period of my employment, I will reasonably assist the Company, at Company’s sole cost and expense, including consenting to and joining in any action, to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.

2.9 Intentionally Omitted.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5. RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, or at any time at the Company’s request, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, as well as any other Company Property. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. LEGAL AND EQUITABLE REMEDIES.

6.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by seeking injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

6.2 The prevailing party in any legal or equitable action under this Agreement shall be entitled to payment of all costs of litigation, including reasonable attorney’s fees.

7. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below, or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

13.

8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I consent to the delivery of notice of my rights and obligations under this Agreement by the Company to my subsequent employer and to any other entity or person to whom I provide services by providing a copy of this Agreement or otherwise.

9. GENERAL PROVISIONS.

9.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Delaware as such laws are applied to agreements entered into and to be performed entirely within the State of Delaware between Delaware residents without giving effect to any conflicts of law principles that may require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts located in the count in which the Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

9.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

9.4 Survival. The provisions of this Agreement shall survive the termination of my employment for a period not to exceed three (3) years and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

9.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

9.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and from the date hereof supersedes and merges all prior agreements and discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an officer of the Company (other than me). Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

[ Signature Page Follows ]

14.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: November 27, 2013

/s/ Jeff Biunno
Jeff Biunno

Address: [omitted]

ACCEPTED AND AGREED TO:

COHBAR, INC.

/s/ Jon Stern
Name:	Jon Stern
Title:	Chief Executive Officer
Address:	2265 Foothill Boulevard Pasadena, CA 91107

Dated:

EXHIBIT A

INVENTIONS

Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Proprietary Information and Inventions Assignment Agreement:

☒	None.

☐	See immediately below: